Eastern Virginia Bankshares Announces Second Quarter 2011 Results

TAPPAHANNOCK, Va., July 22, 2011 /PRNewswire/ -- Eastern Virginia Bankshares (NASDAQ: EVBS) today reported its results of operations for the three and six months ended June 30, 2011.

For the three months ended June 30, 2011, EVBS reported net operating income of $223 thousand, an increase of $6.2 million over the net operating loss of ($6.0) million reported for the same period of 2010. Net loss to common shareholders was ($151) thousand, or ($0.03) per common share, assuming dilution, compared to a net loss of ($6.3) million or ($1.06) per common share for the same period in 2010. For the six months ended June 30, 2011, EVBS reported net operating income of $697 thousand, an increase of $5.3 million over the net operating loss of ($4.6) million reported for the same period of 2010. Net loss to common shareholders was ($51) thousand, or ($0.01) per common share, assuming dilution, compared to a net loss of ($5.4) million or ($0.90) per common share for the same period in 2010. The difference between net operating income (loss) and net (loss) to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

The key factors affecting the Company's results for the second quarter of 2011 continue to be attributable to an elevated provision for loan losses, higher FDIC insurance premiums, higher professional and collection/repossession expenses related to elevated past due loans and nonperforming assets, and losses on the sale and valuation adjustments of other real estate owned ("OREO"). The provision for loan losses dropped sharply primarily due to lower net charge-offs and a continued decrease in the level of past due loans and nonperforming assets. For the three and six months ended June 30, 2011, the provision for loan losses was $1.5 million and $3.5 million, respectively, a decrease of $11.1 million and $11.0 million when compared with the same periods one year earlier.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended June 30, 2011 were (0.06%) and (0.86%), respectively compared to (2.30%) and (30.63%), respectively for the three months ended June 30, 2010. For the six months ended June 30, 2011, on an annualized basis, ROA and ROE were (0.01%) and (0.15%), respectively compared to (0.98%) and (13.13%), respectively for the same period of 2010.

Key Highlights

"We are pleased with the second consecutive quarter of lower nonperforming assets. Year to date, we have been successful in reducing our nonperforming assets by 9.5%," commented Joe A. Shearin, President and Chief Executive Officer. Shearin further commented, "Continued focus on resolving our credit challenges remains our first priority and while we have been successful, the level of problem loans requires that we continue to prudently provision for potential losses in the portfolio which negatively impacts our earnings. We are optimistic that greater results in reducing nonperforming assets will bring stronger operating results through reduced provision requirements and the associated costs of working through the problem loans."

As announced in the first quarter of this year, the Company entered into a written agreement with the Federal Reserve Bank of Richmond and Virginia's Bureau of Financial Institutions for the purpose of improving the Company's asset quality issues and to position the Company for stronger financial performance in the future. "The Company has benefited greatly from the effort that was needed to address the issues contained in our agreement and we are very satisfied that this effort has begun to result in stronger asset quality numbers despite the economic challenges that persist in the markets we serve," commented Randy Cook, Chairman of the Board of Directors. Cook further commented, "The investments we have made in people, consultants, systems and new operating policies over the past year have been costly and negatively impacted our financial results but we anticipate that these investments in our infrastructure will lead to much stronger long term performance."

Operations Analysis

Net interest income for the three months ended June 30, 2011 was $9.1 million, an increase of $110 thousand or 1.2% over the same quarter of last year. This increase was primarily due to a 10 basis point increase in the net interest margin (tax equivalent basis) from 3.57% (includes a tax equivalent adjustment of $182 thousand) in the second quarter of 2010 to 3.67% (includes a tax equivalent adjustment of $84 thousand) in the second quarter of 2011. The quarter-over-quarter decline in interest income was driven by the impact of declining loan balances due to weak loan demand and charge-offs, an increase in nonaccrual loans and the sale of 1-4 residential mortgage loans in the third quarter of 2010. As a result, the yield on our average interest-earning assets declined 12 basis points to 5.19% for the three months ended June 30, 2011 as compared to the same period in 2010. The improvement in our margin, year over year, despite lower interest income was achieved by closely managing our funding costs. Our lower cost of funding was driven by the continuation of our deposit re-pricing strategy that began in 2010, reductions in the level of time deposits, and increased levels of demand deposits and interest-bearing transactional accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 27 basis points to 1.37% for the three months ended June 30, 2011 as compared to the same period in 2010.

Net interest income for the six months ended June 30, 2011 was $17.9 million, a decrease of $92 thousand or 0.5% over the same period of last year. The net interest margin (tax equivalent basis) increased 2 basis points from 3.60% (includes a tax equivalent adjustment of $377 thousand) in the first six months of 2010 to 3.62% (includes a tax equivalent adjustment of $252 thousand) in the same period of 2011. The tax equivalent yield on average interest-earning assets declined 24 basis points in the first six months of 2011 compared with the same period of 2010, but was offset by a 30 basis point decrease in the cost of interest-bearing liabilities over the same period. Average interest-earning assets were $1.0 billion in the first six months of 2011, which was a decrease of $16.6 million or 1.6% from the same period of 2010. Total average loans were 76.0% of total interest-earning assets in the first half of 2011, compared to 83.4% in the first half of 2010. This decline was driven by the impact of declining loan balances due to the aforementioned items in the quarterly analysis above and our desire to increase liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended June 30, 2011 was $1.7 million, a decrease of $1.4 million or 45.8% over the same period of last year. Service charges and fees on deposit accounts decreased $84 thousand, or 9.0% in the second quarter of 2011, which was primarily attributable to a decrease in non-sufficient funds ("NSF") fees. Debit/credit card fees increased $50 thousand, or 13.9% in the second quarter of 2011, which was primarily driven by an increase in debit card income. Net gains on the sale of available for sale securities decreased $1.4 million to $129 thousand for the second quarter of 2011, down from $1.5 million for the same period of 2010. In addition to the aforementioned items, the three months ended June 30, 2010 includes a $77 thousand impairment loss on Trust Preferred securities.

Noninterest income for the six months ended June 30, 2011 was $3.8 million, a decrease of $1.4 million or 27.3% over the same period of last year. Debit/credit card fees increased $79 thousand, or 12.1% in the first six months of 2011, which was primarily driven by an increase in debit card income. Net gains on the sale of available for sale securities decreased $1.2 million to $322 thousand for the first six months of 2011, down from $1.5 million for the same period of 2010. For the first half of 2011, gains on the sale of bank premises and equipment increased $239 thousand due to a $256 thousand gain on the sale of our former Aylett branch office which resulted from our strategy to consolidate two branch locations into a single office to increase our efficiency in delivering products and services. In addition to the aforementioned items, the six months ended June 30, 2010 includes a $604 thousand gain on bank owned life insurance and a $77 thousand impairment loss on Trust Preferred securities, neither of which are present during the same period of 2011.

Noninterest expense for the three months ended June 30, 2011 was $9.1 million, an increase of $387 thousand over noninterest expense of $8.7 million for the three months ended June 30, 2010. Salaries and employee benefits decreased $281 thousand, or 6.5% in the second quarter of 2011, due to a decrease in employee-related benefits, which was offset by an increase in salaries and wages due to the Company's efforts to strengthen the Company's management team and to increase staffing to deal effectively with our nonperforming assets as well as a decrease in accounting deferrals for loan origination costs due to decreased loan origination volume. FDIC insurance expense increased $378 thousand, or 68.4% in the second quarter of 2011, due to our lower performance rating. Expenses related to collection, repossession and OREO increased $220 thousand, or 63.4% in the second quarter of 2011 primarily due to higher nonperforming loan balances and related increases in collection and repossession activities. Marketing and advertising expenses decreased $152 thousand, or 41.4% in the second quarter of 2011 primarily due to the Company engaging in increased media ads and other programs during 2010 to celebrate our 100th anniversary. For the second quarter of 2011, noninterest expense includes $77 thousand in impairment losses related to valuation adjustments on OREO which was not present during the same period of 2010. In addition, noninterest expense for the second quarter of 2011 includes losses on the sale of OREO of $48 thousand compared to gains of $49 thousand for the same period of 2010.

Noninterest expense for the six months ended June 30, 2011 was $17.6 million, an increase of $1.0 million over noninterest expense of $16.6 million for the six months ended June 30, 2010. Salaries and employee benefits decreased $181 thousand, or 2.2% in the first six months of 2011. FDIC insurance expense increased $407 thousand, or 39.9% in the first six months of 2011. Consultant fees increased $198 thousand, or 50.1% in the first six months of 2011, due to added costs related to working out problem loans as well as addressing and correcting deficiencies noted in our agreement with the Federal Reserve Bank of Richmond and Virginia's Bureau of Financial Institutions dated February 17, 2011. Expenses related to collection, repossession and OREO increased $325 thousand, or 46.8% in the first six months of 2011 due to the aforementioned items in the quarterly analysis above. For the six months ended June 30 2011, noninterest expense includes $229 thousand in impairment losses related to valuation adjustments on OREO which was not present during the same period of 2010. In addition, noninterest expense for the six months ended June 30, 2011 includes losses on the sale of OREO of $295 thousand compared to gains of $80 thousand for the same period of 2010.

Balance Sheet and Asset Quality

Total assets decreased $32.7 million or 3.0% between June 30, 2010 and June 30, 2011, and are down $52.2 million from December 31, 2010. Between June 30, 2010 and June 30, 2011, investment securities increased $67.0 million or 44.7% to $216.9 million, and are down $29.2 million from December 31, 2010. Loans, net of unearned income decreased $91.7 million or 10.9% from June 30, 2010 to $752.5 million at June 30, 2011, and are down $22.3 million from $774.8 million as of December 31, 2010. Total deposits decreased $28.0 million or 3.2% from $862.4 million at June 30, 2010 to $834.5 million at June 30, 2011. Year to date average investment securities were $218.6 million as of June 30, 2011, an increase of $89.7 million or 69.5% compared to the same period in 2010. Year to date average loans were $767.5 million as of June 30, 2011, a decrease of $88.8 million or 10.4% compared to the same period in 2010. Year to date average total deposits were $853.2 million as of June 30, 2011, a decrease of $2.9 million or 0.3% compared to the same period in 2010.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and increase our allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and six months ended June 30, 2011 and 2010.

	Three months ended		Six months ended
(dollars in thousands)	June 30,		June 30,
	2011	2010	2011	2010
Net charge-offs	$ 1,075	$ 6,040	$ 2,035	$ 6,584
Net charge-offs to average loans	0.57%	2.83%	0.53%	1.55%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	June 30,	December 31,	June 30,
	2011	2010	2010
Allowance for loan losses	$ 26,753	$ 25,288	$ 20,046
Allowance for loan losses to period end loans	3.56%	3.26%	2.37%
Allowance for loan losses to nonaccrual loans	116.97%	97.80%	86.66%
Allowance for loan losses to nonperforming loans	108.77%	91.31%	73.18%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	June 30,	December 31,	June 30,
	2011	2010	2010
Nonaccrual loans	$ 22,871	$ 25,858	$ 23,133
Loans past due 90 days and accruing interest	1,724	1,836	4,258
Total nonperforming loans	$ 24,595	$ 27,694	$ 27,391
Other real estate owned ("OREO")	10,980	11,617	4,972
Total nonperforming assets	$ 35,575	$ 39,311	$ 32,363

Nonperforming assets to total loans and OREO	4.66%	5.00%	3.81%

The following tables present the change in the balances of OREO and nonaccrual loans for the six months ended June 30, 2011.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2010	$ 11,617	Balance at December 31, 2010	$ 25,858
Transfers from loans	2,969	Loans returned to accrual status	(4,019)
Capitalized costs	150	Net principal curtailments	(4,624)
Sales proceeds	(3,232)	Charge-offs	(2,096)
Impairment losses on valuation adjustments	(229)	Loan collateral moved to OREO	(1,484)
Loss on disposition	(295)	Loans placed on nonaccrual during period	9,236
Balance at June 30, 2011	$ 10,980	Balance at June 30, 2011	$ 22,871

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	June 30,	December 31,	June 30,
(dollars in thousands)	2011	2010	2010

Performing TDRs	$ 7,896	$ 2,411	$ 8,230
Nonperforming TDRs*	8,846	6,177	1,077
Total TDRs	$ 16,742	$ 8,588	$ 9,307

* Included in nonaccrual loans. At June 30, 2010, $183 thousand is included in past due 90 days and accruing interest.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement on our financial condition, operations and capital strategies; (v) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; and (vi) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  our ability to assess, manage and improve our asset quality;
  the strength of the economy in our target market area, as well as general economic, market, or business factors;
  changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  our ability to meet the capital expectations of our regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies;
  changes in the interest rates affecting our deposits and our loans;
  the loss of any of our key employees;
  changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
  our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  our ability to maintain internal control over financial reporting;
  our ability to raise capital as needed by our business;
  our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
  our ability to comply with the Written Agreement, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities; and
  other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Contact: Doug Haskett
Chief Financial Officer
Voice: (804) 443-8460
Fax: (804) 445-1047

Selected Financial Information	Three months ended		Six months ended
(dollars in thousands, except per share data)	June 30,		June 30,
Statement of Operations	2011	2010	2011	2010
Interest and dividend income	$ 12,860	$ 13,394	$ 25,558	$ 27,054
Interest expense	3,803	4,447	7,693	9,097
Net interest income	9,057	8,947	17,865	17,957
Provision for loan losses	1,500	12,625	3,500	14,475
Net interest income (loss) after provision for loan losses	7,557	(3,678)	14,365	3,482

Service charges and fees on deposit accounts	845	929	1,780	1,791
Other operating income	278	321	661	640
Debit/credit card fees	409	359	733	654
Gain on sale of available for sale securities, net	129	1,518	322	1,531
Gain on sale of bank premises and equipment	-	17	256	17
Gain on bank owned life insurance	-	-	-	604
Other-than-temporary impairment losses on securities	-	(77)	-	(77)
Noninterest income	1,661	3,067	3,752	5,160

Salaries and employee benefits	4,022	4,303	8,112	8,293
Occupancy and equipment	1,419	1,351	2,632	2,629
FDIC expense	931	553	1,428	1,021
Collection, repossession and other real estate owned	567	347	1,020	695
Loss (gain) on sale of other real estate owned	48	(49)	295	(80)
Impairment losses on other real estate owned	77	-	229	-
Other operating expenses	2,045	2,217	3,893	4,018
Noninterest expenses	9,109	8,722	17,609	16,576

Income (loss) before income taxes	109	(9,333)	508	(7,934)
Income tax (benefit)	(114)	(3,367)	(189)	(3,302)
Net income (loss)	$ 223	$ (5,966)	$ 697	$ (4,632)
Less: Effective dividend on preferred stock	374	374	748	746
Net (loss) available to common shareholders	$ (151)	$ (6,340)	$ (51)	$ (5,378)
(Loss) per common share: basic	$ (0.03)	$ (1.06)	$ (0.01)	$ (0.90)
diluted	$ (0.03)	$ (1.06)	$ (0.01)	$ (0.90)
Dividends per share, common	$ -	$ 0.05	$ -	$ 0.10
Selected Ratios
Return on average assets	-0.06%	-2.30%	-0.01%	-0.98%
Return on average common equity	-0.86%	-30.63%	-0.15%	-13.13%
Net interest margin (tax equivalent basis)	3.67%	3.57%	3.62%	3.60%
Period End Balances
Loans, net of unearned income	$ 752,467	$ 844,120	$ 752,467	$ 844,120
Total assets	1,067,158	1,099,814	1,067,158	1,099,814
Total deposits	834,485	862,443	834,485	862,443
Total borrowings	132,433	131,928	132,433	131,928
Total capital	96,088	99,896	96,088	99,896
Shareholders' equity	72,088	75,896	72,088	75,896
Book value per common share	12.04	12.75	12.04	12.75
Average Balances
Loans, net of unearned income	$ 763,261	$ 856,636	$ 767,450	$ 856,257
Total earning assets	999,928	1,025,641	1,009,755	1,026,351
Total assets	1,073,688	1,103,504	1,084,766	1,104,217
Total deposits	842,031	860,241	853,177	856,075
Total borrowings	133,543	130,641	134,489	135,574
Total capital	94,033	107,002	92,844	106,603
Shareholders' equity	70,033	83,002	68,844	82,603
Asset Quality at Period End
Allowance for loan losses	$ 26,753	$ 20,046	$ 26,753	$ 20,046
Nonperforming assets	35,575	32,363	35,575	32,363
Net charge-offs	1,075	6,040	2,035	6,584
Net charge-offs to average loans	0.57%	2.83%	0.53%	1.55%
Allowance for loan losses to period end loans	3.56%	2.37%	3.56%	2.37%
Allowance for loan losses to nonaccrual loans	116.97%	86.66%	116.97%	86.66%
Nonperforming assets to total assets	3.33%	2.94%	3.33%	2.94%
Nonperforming assets to total loans and other real estate owned	4.66%	3.81%	4.66%	3.81%
Other Information
Number of shares outstanding - period end	6,003,488	5,972,356	6,003,488	5,972,356
Average shares outstanding - basic	6,000,821	5,970,623	5,998,377	5,968,460
Average shares outstanding - diluted	6,000,821	5,970,623	5,998,377	5,968,460